Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2010, in the Registration Statement (Form S-4) and related Prospectus of Dave & Buster’s, Inc. for the registration of $200,000,000 of 11% Senior Notes due 2018.

/s/    Ernst & Young LLP

Dallas, Texas

August 10, 2010